As filed with the Securities and Exchange Commission on October 5, 2021

Registration No. 333-233061

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-233061

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XERIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3352427
(State or other jurisdiction of	(I.R.S. Employer
incorporation)	Identification Number)

180 N. LaSalle Street, Suite 1600

Chicago, Illinois 60601

(844) 445-5704

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul R. Edick

Chairman and Chief Executive Officer

Xeris Pharmaceuticals, Inc.

180 N. LaSalle Street, Suite 1600

Chicago, IL 60601

(844) 445-5704

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joseph C. Theis, Jr., Esq.

Stephanie A. Richards, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Approximate date of commencement of proposed sale to the public:

Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

Xeris Pharmaceuticals, Inc., a Delaware corporation (“Xeris” or the “Company”), is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-233061) (the “Prior Registration Statement”).

The Company entered into a Transaction Agreement (the “Transaction Agreement”), dated as of May 24, 2021, by and among the Company, Strongbridge Biopharma plc, a public limited company incorporated in Ireland (“Strongbridge”), Xeris Biopharma Holdings, Inc., a Delaware corporation (“Xeris HoldCo”) and Wells MergerSub, Inc., a Delaware corporation and wholly owned subsidiary of Xeris HoldCo (“MergerSub”). Pursuant to the Transaction Agreement, (i) Xeris Holdco acquired Strongbridge (the “Acquisition”) pursuant to a scheme of arrangement (the “Scheme”) under Irish law; and (ii) MergerSub merged with and into Xeris, with Xeris as the surviving corporation in the merger (the “Merger,” and the Merger together with the Acquisition, the “Transactions”). Pursuant to the Acquisition, each ordinary share of Strongbridge (the “Strongbridge Shares”) issued and outstanding immediately prior to the effectiveness of the Scheme, other than certain Strongbridge Shares held by Xeris Holdco, Xeris or any of its subsidiaries and/or any Strongbridge Shares held by Strongbridge or any of its subsidiaries, was converted into the right to receive (a) 0.7840 of a share of Xeris Holdco’s common stock (“Holdco Shares”) and cash in lieu of fractions of Holdco Shares; and (b) one (1) non-tradeable contingent value right, worth up to a maximum of $1.00, settleable in cash, additional Holdco Shares or a combination thereof, at Xeris Holdco’s sole election. As a result of the Transactions, both Xeris and Strongbridge became wholly owned subsidiaries of Xeris Holdco. The Merger became effective on October 5, 2021, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

Pursuant to the Merger and subject to the terms of the Transaction Agreement, at the effective time of the Merger (i) each share of Xeris common stock was assumed by Xeris HoldCo and converted into the right to receive one share of Xeris HoldCo common stock and any cash in lieu of fractional entitlements due to a Xeris shareholder and (ii) each Xeris option, stock appreciation right, restricted share award and other Xeris share-based award that was outstanding was assumed by Xeris HoldCo and converted into an equivalent equity award of Xeris HoldCo, which award will be subject to the same number of shares and the same terms and conditions as were applicable to the Xeris award in respect of which it was issued. At the effective time of the Merger, Xeris HoldCo assumed each Xeris Share Plan and the Xeris ESPP, in each case as defined in the Transaction Agreement, for the purposes of governing each assumed Xeris equity award and granting awards to the extent permitted by applicable law and NASDAQ regulations.

As a result of the Transactions, the Company has terminated the offerings of the Company’s securities pursuant to the Prior Registration Statement. In accordance with undertakings made by the Company in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all of such securities of the Company registered but unsold under the Prior Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 5, 2021.

Xeris Pharmaceuticals, Inc.

By:	/s/ Paul R. Edick
Name:	Paul R. Edick
Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-3 has been signed by the following person in the capacity and on the date indicated.

Signatures	Capacity	Date

/s/ Paul R. Edick Paul R. Edick	Chief Executive Officer and Chairman (Principal Executive Officer)	October 5, 2021

/s/ Steven M. Pieper Steven M. Pieper	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	October 5, 2021

/s/ John Shannon John Shannon	Director	October 5, 2021

/s/ Beth P. Hecht Beth P. Hecht	Director	October 5, 2021